SM&A

AMENDMENT NO. 6 TO EMPLOYMENT AGREEMENT
OF
STEVEN S. MYERS

This Amendment No. 6 to Employment Agreement (this “Amendment”) is entered into as of April 17, 2006 by and between SM&A, a California corporation formerly known as Emergent Information Technologies, Inc. (“SM&A”), and Steven S. Myers (“Employee”), with reference to the following:

A. SM&A and Employee are parties to that certain Employment Agreement effective as of February 1, 2000, as amended by Amendment No. 1 to Employment Agreement dated as of December 29, 2000, Amendment No. 2 to Employment Agreement dated as of January 11, 2002, Amendment No. 3 to Employment Agreement dated as of January 30, 2003, and Amendment No. 4 to Employment Agreement dated as of January 20, 2004, and Amendment No. 5 to Employment Agreement dated August 9, 2004 (as amended, the “Employment Agreement”) pursuant to which Employee has agreed to perform services for SM&A on the terms and conditions set forth therein.

B. Employee and SM&A desire to amend the Employment Agreement to reflect certain agreed upon changes in the terms thereof.

NOW, THEREFORE, in consideration of the promises and obligations contained herein and in the Employment Agreement, SM&A and Employee agree to amend the Employment Agreement as follows, with each such amendment to become effective as of April 17, 2006:

1. Term. Section 1.2 of the Employment Agreement and any corresponding amendments as referenced above shall be amended and restated to read in its entirety as follows:

1.2. This Agreement shall be effective as of February 1, 2000 (the “Effective Date”) and shall terminate on January 31, 2007 unless sooner terminated pursuant to the terms set forth below.

2. Base Salary. Paragraph 1 of Exhibit A to the Employment Agreement entitled, “Base Salary”, shall be amended and restated to read in its entirety as follows:

“BASE SALARY. Effective January 1, 2006, Employee’s base annual salary shall be $500,000 per year, paid in bi-weekly installments.”

3. Incentive Bonus: Paragraph 7 of Exhibit A to the Employment Agreement, entitled “Incentive Bonus”, and any corresponding amendments as referenced above shall be amended and restated to read in its entirety as follows:

“INCENTIVE BONUS. In addition to the Base Salary described in the Employment Agreement, Employee will receive incentive compensation calculated quarterly as follows:

a. For the period January 1 through June 30, 2006, Employee will receive incentive compensation in the amount of 3.25% of SM&A’s earnings before interest, taxes, depreciation and amortization charges (“EBITDA”) for each calendar quarter. The incentive compensation to be received for any fiscal quarter shall be paid to Employee within 45 days after the end of that quarter.

b. Beginning on July 1, 2006, Employee will receive incentive compensation for the second half (July 1 through December 31, 2006) revenue in the amount of 0.6% times the second half revenue. Notwithstanding the above, no incentive compensation will be paid if revenue of SM&A is less than $70 million for the full fiscal year 2006. Additionally, beginning on October 20, 2006, if the Chief Financial Officer of SM&A believes based upon a reasonable determination that SM&A’s revenues will exceed the $70 million threshold for fiscal year 2006, Employee will be eligible to receive a portion of the incentive compensation payment following the third quarter and prior to the end of the fourth quarter, in the amount determined by the Chief Financial Officer to be equal to 0.6% of revenues for the fiscal third quarter and the applicable portion of the fourth quarter.

c. There is no maximum dollar amount on the incentive compensation that may be earned pursuant to this paragraph.”

4. General. Headings used in this Amendment are for convenience only and are not intended to affect the meaning or interpretation of this Amendment. Except as set forth in this Amendment, the Employment Agreement shall remain in full force and effect. The Employment Agreement (as superseded in part by this Amendment) each prior amendment, and this Amendment constitute the entire agreement among the parties with respect to the subject matter hereto and supersedes any and all other agreements, either oral or in writing, among the parties with respect to the subject matter hereof. Each party represents and warrants to the other that the Employment Agreement and this Amendment constitute the legal, valid and binding obligation of such party, enforceable in accordance with their terms. Any other amendment or modification may only be in a writing executed by all of the parties hereto.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of April 17, 2006.

SM&A

By: /s/ Joseph B. Reagan
Joseph B. Reagan
Chairman, Compensation Committee

/s/ Steven S. Myers
Steven S. Myers